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EXHIBIT 21


                           SUBSIDIARIES AND AFFILIATES


NAME                         OWNED BY AND NAME
INCORPORATION                PERCENTAGE OWNED                       JURISDICTION
-------------                ----------------                       ------------
SUBSIDIARIES

VS Holdings, Inc.            Talon Automotive Group, Inc. (100%)    Michigan
corporation

Veltri Holdings USA, Inc.    Talon Automotive Group, Inc. (100%)    Indiana
corporation

Veltri Metal Products Co.    VS Holdings, Inc. (100%)               Nova Scotia
unlimited liability company


AFFILIATES

None